Exhibit 10.28

Certain identified information has been excluded from this exhibit (indicated by “[***]”) because it is both not material and is the type that the registrant treats as private or confidential.

SUPPLY AGREEMENT (OEM)

BY AND BETWEEN

TERRATS MEDICAL S.L., a Spanish company duly incorporated and existing under the laws of Spain, with its registered office located at C/ Mogoda 75-99 (Poligono Industrial Can Salvatella), 08210 Barbera del Valles (Barcelona), Spain, email roger@dessdental.com , Spanish Tax Identification No. B64542285, legally represented by its Chief Corporate Officer , Cristina Cancho Descalzo with Spanish Tax Identification Number 40.990.111-V, e-mail cristina.cancho@dessdental.com, and hereinafter referred to as “Terrats” or the “Company”.

and

KEYSTONE DENTAL, INC a corporation duly incorporated and existing under the laws of the State of Delaware, United States with its principal place of business located at 154 Middlesex Turnpike Burlington, Massachusetts, United States 01803, Attention: Amnon Tamir, CFO, email atamir@keystonedental.com, and hereinafter referred to as the “Customer”.

Terrats and the Customer shall hereinafter be referred to, collectively, as the “Parties” and, individually, as the “Party”.

RECITALS

I.

WHEREAS, Terrats is in the business of manufacturing products related to the field of dental implant and dentistry, and their sale and distribution worldwide under its own brand, or under the brand of its clients. The Company has already opened market all over the world and its products and brands hold, indeed, a strong international reputation.

II.

WHEREAS, Terrats has already opened markets all over the world (hereinafter, the “Territory”), selling Products to certain clients and its products and brand hold indeed an extensive reputation internationally.

III.

WHEREAS, the Customer is a manufacturer and distributor of dental products and it is interested in outsourcing certain level of manufacturing by assigning to Terrats the production of the Products, as defined in Clause 1.1 below, which the Customer shall be entitled to incorporate into its products (the “Medical Device”), market and resell as Original Equipment Manufacturer (“OEM”).

NOW THEREFORE, the respective representatives having expressed that (i) the Parties exist, (ii) their powers of representation are valid, and (iii) they suffice to bind the Parties, and in consideration of the mutual covenants contained set out below, the Parties hereto covenant and agree to submit this OEM Agreement (the “Agreement”), that will be ruled and governed by the following

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CLAUSES

1.	Object.

1.1.

Subject to the terms and conditions of this Agreement, Terrats shall manufacture and supply the Customer, as its non-exclusive OEM supplier, with the Products described and listed on Exhibit A and all modifications, variations, enhancements, design changes and improvements thereto and Products or developments ancillary or related thereto as agreed in writing between the Parties (hereinafter, collectively, the “Products” and individually, the “Product”).

1.2.

The relationship of the Parties under the Agreement will be, and at all times will remain, one of independent entrepreneurs, and not that of franchisor and franchisee, joint ventures, nor principal and agent. The Parties agree that this Agreement is of a commercial nature, remaining both companies in complete independence from a legal, financial and business standpoint. The Parties undertake to comply with all applicable law, including but not limited to labor and tax laws.

1.3.

The Company shall manufacture and supply to the Customer the Products, which Customer shall incorporate to its own products, buy and sell on its own account, Each Party will be carrying its activities in its own name and under its own risk. The Parties shall bear the entire cost and expense of conducting its business in accordance with the terms of this Agreement. The Parties expressly states that no additional investments, neither economical nor financial nor in material means nor human resources nor of any kind, not even with regard to employment, is needed to be made by each Party for fulfilling this Agreement.

1.4.

The Customer represents and warrants to the Company that is the beneficial owner of all rights in and to the intellectual property regarding the Products, so the Customer undertakes to indemnify and hold harmless the Company against any claims concerning the infringement of any third party’s intellectual property rights related to the intellectual property of the Products. Likewise, the Customer shall continue to be the sole owner of any and all existing intellectual property rights related to the Products. Terrats shall have no intellectual property rights whatsoever in the Products nor with regard to any and all the brands and trademarks of the Customer. Terrats undertakes not to violate nor infringe the Customer’s intellectual and/or industrial property rights and to bring to the Customer’s notice of any infringement of these rights carried out by third parties.

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1.5.

Notwithstanding the above, the ownership and title to the Products will pass to the Customer upon receipt in full by Terrats of the purchase price for such Products and of all amounts invoiced and due to Terrats. Until then, Terrats shall retain the ownership of the Products and will be able to request them back. Terrats will be entitled to register, at any time, its retention of title pending payment in the applicable official registers of any national or local jurisdiction to which the applicable Products are to be delivered such registration shall not limit Customer from selling the Products in normal course of business.

1.6.

Each of The Parties represents and warrants that neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or constitute a default under any agreement or instrument to which it is a party or by which its property may be affected. The Parties further represent and warrant that they have the corporate power to enter into and carry out its obligations under this Agreement, and that the entrance into and performance of this Agreement does not conflict with any other obligation or liability thereof. This Agreement has been duly authorized by the respective Parties and, when executed, will be a valid and binding obligation of both Parties

2.	Term.

2.1.

This Agreement will enter into force from the date of signature of the Agreement by both Parties (“Effective Date”). The initial term of this Agreement shall be three (3) years from the Effective Date (the “Initial Term”), which shall thereafter automatically renew for successive one (1) year terms (“Renewal Terms”) unless either Party gives written notice to the other of its intent not to renew this Agreement at least six (6) months prior to expiration of the Initial Term or a Renewal Term (“Termination Notice Period”), as applicable, or unless otherwise terminated in accordance with this Agreement. The Initial Term and all Renewal Terms are collectively referred to as the “Term”.

2.2.

Notwithstanding the above, this Agreement will remain in effect for those Product Orders issued before the termination of the Term but still pending to be carried out on termination date, as long as the Parties are in fulfillment of its obligations under this Agreement. For avoidance of doubt, it is clear that during the Termination Notice Period Customer will be entitled to issue new orders.

3.	Pricing.

3.1.	The currency is Euros for the life of this agreement, agreed by the Parties.

Prices are Ex-Works at Company’s facilities address, that is, at C/Mogoda No. 75-99 08210 Barbera del Valles (Barcelona) or any other address duly notified by the Company to the Customer. The Company will advise the Customer on any change of the delivery address. The Customer will be responsible for the proper transportation and storage of the Products, at its sole expense and risk. The Customer undertakes that both its means of transportation and its warehouse fulfil the necessary characteristics to duly transport and store the Products and its packaging in perfect conditions in terms of quality and conservation, guaranteeing that it will comply with all the licenses, permits and pertinent regulations of the authorities of legal, local or other origin required for the storage of the Products..

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4.	Orders, Packaging, Shipping and Payment Terms.

4.1.	The Customer shall order Products from Terrats by submitting a purchase order by Terrats’ back-end platform indicating the desired quantity and delivery location (the “Order”).

4.2.

The Terrats will supply, and Customer will receive the Products on time, as per delivery terms and keeping the quality previously agreed with Terrats. If the Product ordered is run out of stock, Terrats will do its best to have the Product ready as soon as possible.

4.3.

Customer shall have the right to reject damaged or non-conforming Products, in which event Customer shall deliver said Products to Terrats, at Terrat’s sole expense. A damaged product is understood to be one that has been affected by an inconvenience in the production process, not by damage or improper treatment during transport and delivery at destination.

4.4.

Each order will be paid 50% at the time of the order and 50% with payment term sixty (60) days from invoice date. Both parties agree to consider that if the customer does not comply with the terms of payment, we will inform the contact APayable@keystonedental.com and, if we do not receive a reply within five (5) working days, we will stop shipments until the debt is cleared.

In the event that the Customer wishes to place an annual order, the Company has no objection, but the Customer is obliged to comply with the following requirements agreed by both parties: Customer commits to settle the annual order twelve (12) months after the order has been processed. A prepayment of 30% of the annual order shall be required in advance. The rest of the products ordered will be invoiced with a payment term of sixty (60) days from the invoice date. Twelve (12) months after the annual order has been placed, it must be settled in full.

4.5.	The Products will be delivered in bulk and labeled with the logo of the “KEYSTONE BRAND” in accordance with the indications.

4.6.

Orders will not be binding until expressly accepted in writing by Terrats and taking into account that the Maximum Credit Risk has not been reached. Terrats shall accept Orders placed by the Customer timely but no later than two business days, except in case of a lack of manufacturing capacity. Terrats shall use best effort to overcome such lack of capacity. In such case Terrats shall not discriminates Customers against other customers. If the Product ordered is run out of stock, Terrats will do its best to have the Product ready as soon as possible. It is understood that Terrats does not carry a large stock of all Products, but Terrats will make every reasonable effort to ship orders within the shortest delivery period possible. A maximum of eight (8) weeks from the acceptance of an order may be needed to produce

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the ordered Products and to prepare them for shipment. Upon order receipt and acceptance Terrats will inform the Customer promptly about the delivery time. On a quarterly basis, the Customer will provide Terrats with a non-binding rolling forecast of its future orders for Products for the following three (3) months, to enable Terrats to plan the Production.

4.7.

Terrats has the right of receiving the payment of the Orders on time. In case the Customer fails to do so, the Agreement can be immediately terminated by Terrats, and subject to fourteen (14) business days written notice, without paying to the Customer any indemnity nor compensation, and the Customer will be obliged to pay at once all outstanding amounts due to Terrats. Any delay in payment shall give rise to yearly interest of 10% starting on the due date and ending on the date of payment. In case of default (non-payment), Terrats shall have the right to offset from any amount owed by Terrats any amount that the Customer owes to Terrats. The exercise of such faculty will not require this amount to be net, past-due and claimable. Terrats may at its sole discretion accept or refuse the Orders due to non-payment, which will be informed to the Customer in writing fourteen (14) working days before.

4.8.

Notwithstanding the above, Terrats will not be obliged to accept any Order made by the Customer which amount would made the debt with the Supplier, both overdue and not overdue, exceed [***] (the “Maximum Credit Risk).

4.9.	In case of an abnormal, substantial or Risky Order. The Parties agree to negotiate in good faith the payment terms if an order value is higher than [***] (“Risky Order”).

4.10.

The Customer will be responsible for the collection, remittance and payment of any or all taxes, charges, levies, assessments and other fees of any kind imposed by governmental or other authority in respect of the purchase, import, sale (by Customer) or other distribution of the Products. Any and all expenses, costs and charges incurred by the Customer in performance of its obligations under this Agreement will be paid by the Customer.

4.11.

The Customer shall ensure that storage and transport conditions comply with the conditions set by the manufacturer and Terrats to duly transport and store the Products and its packaging in perfect conditions in terms of quality and conservation.

4.12.

If the Customer’s purchases under the scope of this Agreement are below [***] taxes and transportation costs excluded- on an annual basis, the Agreement can be immediately terminated by Terrats, without paying to the Customer any indemnity nor compensation.

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5.	Obligations

5.1.	Company shall, upon request by a Customer collaborate it with all the information and documentation that is at their disposal and is necessary to register the Products in different territories.

5.2.

If the Customer considers or has reasons to believe that a Medical Device which they have made available on the market is not in conformity with Medical Devices Regulation due to faulty manufacturing of the Products shall immediately stop selling the device and inform Terrats. Terrats shall co-operate with the Customer and, where applicable, the manufacturer’s authorized representative, the importer, and the competent authorities to ensure that the necessary corrective action to bring that Medical Device into conformity, to withdraw or to recall it, as appropriate, is taken. Where the Customer considers or has reason to believe that the Medical Device presents a serious risk, it shall also immediately cease sales, recall Medical Devices and inform the competent authorities of the Member States in which it made the device available, giving details, in particular, of the non-compliance and of any corrective action taken. For the sake of clarification, both Parties agree that Terrats shall only be liable for any disconformity risen in the Medical Devices due to faulty manufacturing of the Products, considered that the specifications set forth by the Customer have not been kept.

5.3.

If the Customer receives complaints or reports from healthcare professionals, patients or users about suspected incidents related to a Medical Device they have made available due to faulty manufacturing of the Products, shall immediately forward this information to Terrats and, where applicable, Terrats authorized representative, and the importer. They shall keep a register of complaints, of non-conforming devices and of recalls and withdrawals, and keep Terrats and, where available, the authorized representative and the importer informed of such monitoring and provide them with any information upon their request.

5.4.

The Customer shall, upon request by a competent authority, provide it with all the information and documentation that is at their disposal and is necessary to demonstrate the conformity of a device. The Customer shall be considered to have fulfilled the obligation referred to in the first subparagraph when Terrats or, where applicable, the authorized representative for the device in question provides the required information. The Customer shall cooperate with competent authorities, at their request, on any action taken to eliminate the risks posed by devices which they have made available on the market. The Customer, upon request by a competent authority, shall provide free samples of the device or, where that is impracticable, grant access to the device.

5.5.

The Customer shall secure Medical Device and Products traceability and must keep track of sold Medical Devices and corresponding lot numbers on its own responsibility. If additional information is needed, Terrats agrees to facilitate it to the Customer without delay. For 10 years after delivery to the Customer of each Product, or such longer period as may be required by applicable Regulatory Laws, the Customer shall (i) maintain traceability and must keep track of sold Products and corresponding lot numbers.

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5.6.

Regulatory Action. The Customer shall be responsible for notifying the appropriate public authorities of any customer complaints or other adverse occurrences regarding the Products, evaluating all complaints and responding to Terrats in writing on the resolution of any complaints from the Customer for its customers. The cost of any regulatory action shall be covered by the Customer as well as the liabilities in each applicable Territory.

6.	Conflict of Interest

The Customer declares that, at the date of signature of this Agreement or during the term thereof, is not in any situation of conflict of interest with respect to the Agreement, avoiding any situation that could jeopardize the execution of the Agreement and its duties. With Terrats in the terms contained herein.

7.	Termination.

7.1.

The Agreement can be automatically terminated by the Party in compliance if the other Party breaches any obligations undertaken in this Agreement. This termination shall be notified in writing by the Party in compliance, claiming the fulfillment of the breached obligations and indicating a deadline for it, if such remedy is possible, which will be at least fourteen (14) working days from the notification of the other Party asking to comply with the Agreement. Either Party shall have the right to immediately terminate this Agreement by written notice thereof if:

(i)

The other Party dissolves, ceases doing business, or sells or transfers all or substantially all of its assets (that is, at least, of its assets equivalent to 70% of the values of its balance for the last financial year) as long as it is detrimental for the Party who intends to terminate the Agreement or if there is a change of ownership or control of the other Party (transfer of the majority of its share capital) as long as it is detrimental for the Party who intends to terminate the Agreement.

(ii)

The other Party becomes subject to any insolvency or bankruptcy proceedings or fails to have discharged within 30 days any involuntary proceedings brought against it under any insolvency or bankruptcy law.

(iii)

The other Party has committed a breach of the Agreement and the breach has not been remedied on time or if such breach cannot be remedied or if such breach has been a persistent or essential breach as set forth in this Agreement.

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(iv)	The other Party is accused by third parties of committing a crime or illegal act or it engages in deceptive or fraudulent business practices, whenever such accusations are not unfounded.

7.2.

Except in the event of termination by Terrats due to an uncured breach or default by the Customer in performance of the terms of this Agreement, Terrats shall honour all orders for Products that the Customer placed prior to the effective date of termination or contract expiry. In the Event Terrats does not honour any order for Products, and the customer already paid any amount on account of such order, the Customer is entitled for immediate refund of such amount paid on account of the order. Termination or expiry shall not affect the rights or obligations of either Party accrued as of the effective date of such termination or that may arise subsequently with respect to transactions initiated or completed prior to the effective date of such termination. The confidentiality and indemnification provisions of this Agreement shall survive the termination of this Agreement.

7.3.

Upon termination or expiry of this Agreement, the Customer will no longer hold itself out as a distributor of Terrats in the Territory and will return or destroy, at Terrats’ request, all advertising, promotional and selling materials supplied by Terrats in connection with this Agreement and destroy electronically stored information, including but not limited to, marketing materials, material safety data sheets and Product safety data sheets in Distributor’s possession or control. It is agreed that Customer will have the right to keep selling any and all products that Customer has in his possession.

7.4.	Upon termination of the Agreement, if there is stock of the customer’s product, we can decide by mutual agreement what to do with the overstock.

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8.	Liability and Insurance

8.1.

Neither Party shall be liable to the other for indirect or consequential damages, including, but not limited to, loss of profit and loss of goodwill, with exceptions as provided in this Agreement, provided that nothing in this Agreement shall limit

a)	either Party’s liability in case of death or bodily harm or in case of willful or fraudulent acts.

b)	The Customer’s obligation to indemnify and hold Terrats harmless from any claims made against it by third parties, for any reason arisen as a consequence of the acts or omissions of the Customer.

c)	The Customer’s obligation to maintain the standards and reputation of Terrats in the Territory and to refrain from doing anything that might adversely affect the goodwill or reputation of Terrats.

8.2.

The Company has a liability insurance that covers the damages produced by the Products with a limit of compensation of 900.000€ per case with a maximum of 3M€ per year. The Company will provide evidence of such insurance reasonably satisfactory to the Customer upon request by the Customer. The maintenance of insurance by the Company shall not constitute a limit on the damages for which the Company may be held responsible in the event of a breach of this Agreement by the Company. The Company’s insurance exclusively covers the responsibility for manufacturing defects of the product but not any claim related to the prescription and / or marketing of the products.

9.	Warranty

9.1.

Terrats hereby warrants that each Product is free of defects, fit for the contractually intended use and will at the time of each delivery be in compliance with all applicable laws. The warranty period shall be for a lifetime as of the date when a Product has been delivered to the Customer.

9.2.

The Customer shall have a term of thirty (30) days, counting from the reception of the Products, to examine the Products and to file any complaints should any damaged or defective Products be found, as long as such defects or damages are not the result of the acts or omissions of the Customer (due to transport, storage, etc.). Otherwise, the Products shall be understood to be accepted by the Customer.

10.	Treatment of Confidential Information.

10.1.

The Customer will not use (except to undertake the activities contemplated by this Agreement), publish or otherwise disclose any information related to Terrats nor to its Products that is acquired by the Customer in connection with the performance of this Agreement unless required by law, regulation or legal process. During the Term and for a period of two (2) years thereafter, the Customer will not disclose, reveal nor use any Confidential Information concerning Terrats nor its respective clients, affiliates or business

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partners without the prior written consent of Terrats; provided, however, that the confidentiality obligations hereunder shall survive indefinitely with respect to Terrats’ clients and Products. In particular, the Customer covenants and agrees not to use nor disclose to others any information regarding the pricing of the Products or any trade secrets or proprietary information of Terrats, which may be obtained in connection with this Agreement. The Customer covenants that it will never disclose nor use none of this information or trade secrets after the termination of this Agreement.

10.2.

“Confidential Information” means all information of any type or form (whether visual, written, oral, electronic, photographic or otherwise) of a proprietary or confidential nature and not generally known to the public that is disclosed (either intentionally or unintentionally) by Terrats to the Customer. Confidential Information shall not, however, include any information that, as shown by competent proof, (i) is publicly known or generally available in the public domain prior to the time of disclosure by Terrats to the Customer, (ii) becomes publicly known or generally available in the public domain after disclosure by Terrats to the Customer through no action or inaction of the Customer or of its employees, (iii) is already in the possession of the Customer at the time of disclosure by Terrats as shown by the Customer’s written records existing immediately prior to the time of such disclosure.

10.3.	All Confidential Information provided hereunder will be and remain the property of Terrats and will be promptly returned to Terrats or destroyed upon Terrats’ written request.

10.4.

In the event that the Customer was required and legally forced to disclose all or part of the Confidential Information, the Customer will communicate Terrats in writing such circumstances as soon as possible and, in any case, before disclosing or transferring the Confidential Information. In such cases, the Customer shall enclose to the communication forwarded to Terrats a copy of the documents, requirements and information relevant for Terrats in this regard in order to undertake the appropriate measures to safeguard its rights and Confidential Information. Terrats will determine by mutual agreement with the Customer the content of the Confidential Information to be disclosed as necessary to law enforcement, unless such content has been already determined by the decision of the competent authority requiring such information, eventually.

11.	Information rights of representatives and contact persons

11.1.

The personal data of the representatives of the Parties, as well as of their employees and other contact persons who may intervene in the formalized legal relationship will be processed, respectively, by the entities identified in the heading, which will act independently, as data controllers. Said data will be processed in order to execute and maintain this Agreement and the contractual relationship deriving from the same, in addition to complying with the legal obligations deriving from said relationship. The legitimacy of the data processing is based on

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the established relationship, legitimate interest and compliance with applicable legal obligations. The data will be kept during the development of the relationship and the years necessary to comply with the legal obligations of the parties. The data may be communicated to public administrations and/or public bodies, for the fulfillment of legal obligations.

11.2.

The holders of the personal data collected, by means of this Agreement, may exercise their rights of access, rectification, objection, restrict processing, erasure, portability and not to be subject to automated decisions by contacting the addresses included in this Agreement as the domicile of the Parties. They may also lodge a complaint with a Supervisory Authority, especially when they have not obtained satisfaction in the exercise of their rights.

12.	Other Matters.

12.1.

Assignment Party to this Agreement cannot transfer, assign nor deal in any other manner with the rights and obligations set forth in this Agreement, unless otherwise agreed, expressly and in writhing, between the Parties.

12.2.	Anticorruption: The parties hereby warrant that:

(a)

None of them, nor any third party acting on behalf of each Party, has received, requested, accepted, offered, promised or provided and shall not offer, promise or provide anything of value or consideration, directly or indirectly, to any person for the purpose of:

i.

Obtain an unjustified benefit or advantage of any nature, which favors him or a third party over others, failing to comply with his obligations for the acquisition or sale of goods, or in the contracting of services or in commercial relations between individuals,

ii.	influence any act or decision of a public official or authority in its capacity to act,

iii.	induce the civil servant or authority to do or omit any act in relation to his or her legal duty, or

iv.

induce such civil servant or authority to influence or affect any action or decision of any Public Entity, in each case, for the purpose of obtaining or preserving business or any other undue advantage, or with the intention of influencing or rewarding such person for acting in violation of an expectation of good faith, impartiality or trust, or that would otherwise be unlawful to accept. A public entity means any government (foreign or domestic, including regional or local government) or any agency or department, including any entity or enterprise owned or controlled by the government, or a public organization.

(b)

No official or public authority of a public entity, person holding legislative, administrative or judicial positions, member of a political party or political candidate, or any close member of the family of such official or public authority, has or may have a beneficial economic interest in the agreement contemplated in this contract.

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(c)	None of them or persons associated with them are:

i.

a person whose name appears on the list of designated and blocked persons published by the United States Treasury Office of Foreign Assets Control or who has otherwise been subject to economic sanctions or administrative embargoes by the United States, the United Kingdom, the European Union or the United Nations,

ii.	a member of the government of a country that is subject to extreme sanctions, including Cuba, Iran, North Korea, North Sudan and Syria, or

iii.	a member of a department or agency of, or is controlled by, or acts on behalf of, directly or indirectly, any blocked person or country of those referred in the previous point.

12.3.

Governing Law. In the case of any disputes between the Parties arising from the Agreement, the Parties shall discuss and attempt in good faith to negotiate a solution acceptable to both Parties and in the spirit of this Agreement. If after negotiating in good faith pursuant to the foregoing sentence, the Parties fail to reach agreement, then the CEOs of both Parties shall discuss in good faith an appropriate resolution to the dispute. If these executives fail, after good faith discussions undertaken within reasonable promptness, to reach an amicable agreement within ninety (90) calendar days from the beginning of the first negotiations between the Parties, then either Party may, upon written notice to the other Party, submit the matter to arbitration proceedings pursuant to Article 12.3.2 below. No statements made by either Party during such discussions will be used by the other Party or admissible in arbitration or any other subsequent proceedings for resolving the dispute.

12.4.

Failing an amicable resolution in accordance with Article 12.3.1 all disputes arising out of or in connection with the Agreement shall be finally resolved, in the city of the defendant, under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with said Rules, applying the law of the defendant, the proceedings taking place in English.

12.5.

Entire Agreement; Amendments. This Agreement, including the exhibits attached hereto, each of which is incorporated herein by reference in its entirety, constitutes the entire agreement between Terrats and the Customer. All prior or contemporaneous agreements, proposals, understandings and communications between or involving Terrats and the Customer, whether oral or written, are superseded by this Agreement. Neither Party’s general terms and conditions contained in any purchase order, order confirmation, invoice or other document used or submitted by either Party shall apply. This Agreement may not be amended, nor any obligation waived, except by a writing signed by both Parties.

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12.6.

No Waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

12.7.

Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining unaffected terms, shall remain in full force and effect as if such invalid or unenforceable term had never been included. In any case, in order to avoid the effects of such nullity, each Party shall use its reasonable best efforts to negotiate in good faith the modifications of the covenants which are best suited for the purpose of this Agreement.

12.8.

No Publicity. Neither Party shall not originate any publicity, press releases or other public announcement relating to any relationship between the Parties, this Agreement or the performance hereof without other Party’s prior written consent.

12.9.	Section Headings. The headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

12.10.

Notices. All notices, demands or other communications required or permitted to be given or delivered under or by reason of the provisions hereof shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent via email and acknowledge by a read receipt (excluding an automatic out of office or similar automatic response), (iii) the next business day in the Commonwealth of Massachusetts, United States after having been sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) upon receipt after having been transmitted by mail to the recipient by certified or registered mail, return receipt requested (or equivalent) and postage prepaid. Either Party may by written notice to the other in compliance with the provisions of this paragraph may change the address to which any such communication shall be sent, and, after notice of such change has been received, any communication shall be sent to such Party at such changed address.

Terrats Medical S.L.
Attn:	Cristina Cancho Descalzo
Address:	C/Mogoda 75-99, 08210 Barberà del Vallès, Barcelona, SPAIN
Email:	cristina.cancho@dessdental.com

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Keystone Dental INC. Genesis
Attn:	Amnon Tamir, CFO
Address:	154 Middlesex Turnpike, Burlington, MA, USA 01803
Email:	atamir@keystonedental.com

12.11.

Signatures. This Agreement may be executed in any number of counterparts, each of which is deemed an original but all of which constitute the same instrument. This Agreement may be executed by the exchange of faxed executed copies, certified electronic signatures or copies delivered by electronic mail in Adobe Portable Document Format or similar format, and any signature transmitted by such means for the purpose of executing this Agreement is deemed an original signature for purposes of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective date by their respective duly authorized representatives, certify that they have read, understood and agreed to the terms and conditions as set forth in this Agreement.

Keystone Dental Inc,	Terrats Medical S.L.U.

By: Amnon Tamir	By: Cristina Cancho Descalzo
Tittle: CFO	Tittle: CCO

Date and place:
May 24, 2023

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Exhibit A

[***]

Exhibit B

[***]

EXHIBIT C

AFFILIATES

Paltop Advance Dental Solutions Ltd

Hashita 5, Industrial Park, P.O. Box 3568,

Caesarea, 3088900, Israel.

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